EXHIBIT 99.1

Dionex Reports First Quarter Net Sales and Earnings Per Share

SUNNYVALE, Calif., Oct. 29, 2009 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced results of operations for the first quarter ended September 30, 2009.

Net sales for the first quarter of fiscal year 2010 were $90.7 million, a decrease of 3% compared with the $93.4 million reported in the first quarter of last year. Currency fluctuations decreased sales by $1.9 million, or 2 percentage points, for the first quarter compared with the same period last year. Diluted earnings per share for the quarter were $0.57, a decrease of 11% compared with the $0.64 reported in the same quarter of last year.

In the first quarter of this fiscal year, the Company completed the acquisition of certain HPLC products, HPLC clinical assays, laboratory services and other assets from ESA Biosciences, Inc. for $18 million plus an additional $3.1 million for the building, bringing the total consideration to approximately $21.1 million. The first quarter operating results included approximately $350,000 of expenses related to the acquisition reducing our diluted earnings per share by $0.01 for the quarter.

During the first quarter of fiscal year 2010, the Company repurchased 188,253 shares of its common stock for $11.2 million. In the first quarter of fiscal 2009, the Company repurchased 201,584 shares of its common stock for $13.3 million.

Frank Witney, President and Chief Executive Officer, commenting on the results, said, "We are very pleased with our results for the first quarter. We exceeded our expectations and guidance for both sales and earnings per share for the first quarter. Our gross margin was in line with our expectations and we closely managed our operating expenses. We also were able to complete the acquisition of certain HPLC products and assets from ESA. This acquisition further strengthens our HPLC product line and expands our life sciences market opportunities, particularly in clinical research applications. In addition to our first quarter results beating expectations, the second quarter started strongly as we received an order from the Japan National Police Agency for ion chromatography equipment totaling approximately $8 million. We anticipate that these systems will be shipped and reported as revenue in the second half of this fiscal year.

"Sales in North America were down slightly in the quarter compared to the prior year, but showed a stabilization in demand compared with the previous two quarters. Sales declined in Europe by 12% in reported dollars and 7% in local currency compared with good growth we observed last year in this region. The decrease in demand in Europe was across all markets except life sciences. Sales in our Asia/Pacific region grew 8% this quarter in reported dollars and 6% local currency driven by strong growth in China. We saw sales decreases in both Japan and Korea due to continued economic weakness. Both countries showed improvement in orders at the end of the quarter so we are optimistic that they will show better results in the next few quarters.

"Compared to the first quarter of last year, we saw increased demand from customers in our life sciences market. Demand from our customers in our environmental and food/beverage markets was flat for the quarter. Demand from our chemical/petrochemical, electronics and power customers was lower in the quarter.

"We reported a decline in sales of our ion chromatography products in the first quarter compared to the same quarter last year due to a difficult comparison with last year and lower sales in both North America and Europe. Our HPLC product line sales grew in the low-single digits for the quarter driven by solid growth in Asia and sales of our high pressure RSLC products.

"Our business has been affected by the slower global economy during the last three quarters. We anticipate that we will continue to be affected in our second quarter. In addition, we have a difficult comparison as last year we reported double digit organic sales and diluted earnings per share growth. Given these factors, we estimate that net sales will be in the range of $107-$110 million in the second quarter of fiscal 2010 and that diluted earnings per share will be in the range of $0.83-$0.87 per share, including the cost of goods sold for the write-up of acquired inventory from ESA. For the full year, we estimate that sales will be in the range of $408-$417 million and diluted earnings per share will be $3.08-$3.17. In addition to the above, assumptions on which our guidance is based include: (1) currency rates will have a positive impact on sales for the second quarter and the remaining quarters of fiscal 2010; (2) our gross margin will be in the range of 66-67% for fiscal 2010 excluding additional cost of goods sold related to the write-up of acquired inventory from the ESA acquisition; (3) our operating expenses will increase faster than sales due to acquisition related expenses and our on-going investments in our Asia and global IT initiatives; (4) our tax rate for fiscal year 2010 should be in the range of 34%-35%; (5) the acquisition of the ESA products will add $12-$15 million in net sales in fiscal 2010 and be slightly accretive after the acquisition related costs and the additional cost of goods sold related to the write-up of acquired inventory from the ESA acquisition totaling approximately $0.06 per diluted share; (6) the order in Japan will add approximately $8 million to our sales for the fiscal year; and (7) the current economic weakness will continue to affect our results for the second quarter of fiscal year 2010 but we anticipate some recovery in the second half of the fiscal year."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the first quarter results in a conference call on Thursday, October 29, 2009, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, October 30, 2009 until 5:00 p.m. PT, Thursday, December 31, 2009.

Certain statements contained herein or made in the quarterly conference call that are not purely historical are forward-looking statements. Factors that may cause actual results to differ from these statements are economic conditions in the areas in which the company sells its products, foreign currency fluctuations, competition from other products and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                          DIONEX CORPORATION

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

               (In thousands, except per share amounts)

                              (Unaudited)

                                                    Three Months Ended

                                                        September 30,

                                                     2009       2008
                                                   --------   --------
 Net sales                                         $ 90,664   $ 93,435
 Cost of sales                                       31,041     30,724
                                                   --------   --------
 Gross profit                                        59,623     62,711
                                                   --------   --------

 Operating expenses:
  Selling, general and administrative                35,983     36,197
  Research and product development                    7,172      7,029
                                                   --------   --------
   Total operating expenses                          43,155     43,226
                                                   --------   --------

 Operating income                                    16,468     19,485

 Interest income, net                                    47        185
 Other income (expense)                                (210)      (613)
                                                   --------   --------

 Income before taxes on income                        16,305    19,057
 Taxes on income                                      5,969      7,241
                                                   --------   --------
   Net income                                      $ 10,336   $ 11,816
                                                   ========   ========

 Basic earnings per share                          $   0.58   $   0.65
                                                   ========   ========
 Diluted earnings per share                        $   0.57   $   0.64
                                                   ========   ========
 Shares used in computing per share amounts:
  Basic                                              17,712     18,068
                                                   ========   ========
  Diluted                                            18,050     18,547
                                                   ========   ========

                          DIONEX CORPORATION

                 CONDENSED CONSOLIDATED BALANCE SHEETS

                AT SEPTEMBER 30, 2009 AND JUNE 30, 2009

                            (In thousands)

                              (Unaudited)

                                            September 30,   June 30,

                                                2009          2009
                                            ------------  ------------

 ASSETS

  Current assets:
   Cash, cash equivalents and short term
    investments                             $     78,694  $     70,325
   Accounts receivable, net                       70,267        70,535
   Inventories                                    37,679        31,274
   Other current assets                           31,212        34,088
                                            ------------  ------------

    Total current assets                         217,852       206,222

  Property, plant and equipment, net              78,312        71,927
  Goodwill and other intangible assets            51,923        37,860
  Other assets                                    13,891        13,975
                                            ------------  ------------
                                            $    361,978  $    329,984
                                            ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
   Notes payable                            $     15,137  $         64
   Accounts payable                               18,003        16,545
   Accrued liabilities                            55,449        53,781
   Income taxes payable                            9,101         4,581
   Accrued product warranty                        2,987         3,028
                                            ------------  ------------

    Total current liabilities                    100,677        77,999

  Deferred income taxes and other                 29,312        28,055
  Stockholders' equity                           231,989       223,930
                                            ------------  ------------
                                            $    361,978  $    329,984
                                            ============  ============

CONTACT:  Dionex Corporation
          Craig McCollam
          408-481-4107